Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ACQUIRES ASSETS OF STRAND-TECH MANUFACTURING

MOUNT AIRY, N.C., March 17, 2020 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that its wholly-owned subsidiary, Insteel Wire Products Company (together referred to as “Insteel” or the “Company” in this press release), has acquired substantially all of the assets of Strand-Tech Manufacturing, Inc. (“STM”) for $22.5 million, subject to certain post-closing adjustments.

STM is a leading manufacturer of prestressed concrete strand (“PC strand”) for concrete construction applications. For the twelve months ended February 2, 2020, STM’s sales were $29.0 million.

Under the terms of the purchase agreement, Insteel acquired, among other assets, STM’s accounts receivable, inventories, production equipment and facility located in Summerville, South Carolina. The purchase price is subject to an adjustment to be determined based on STM’s closing working capital balance. The transaction was funded from cash on hand.

Insteel plans to close the Summerville facility and move most of its equipment to the Company’s other three PC strand production facilities located in Gallatin, Tennessee; Houston, Texas; and Sanderson, Florida. Insteel expects to recover approximately $8.0 million of its initial investment in STM through the sale of the facility and the avoidance of future capital outlays resulting from the redeployment of the equipment.

The consolidation of facilities is expected to result in the elimination of up to 42 positions at the Summerville facility. Summerville employees will be offered employment at Insteel’s other facilities, together with relocation and transition assistance. It is anticipated that operations at the Summerville facility will cease by the end of the third quarter of fiscal 2020. Insteel expects to record a restructuring charge of approximately $1.8 million in connection with the closure of the facility.

“The STM acquisition represents a significant milestone for our PC strand business,” commented H.O. Woltz III, Insteel president and chief executive officer. “We believe the consolidation of facilities will strengthen our competitive position by leveraging our operating costs and optimizing our manufacturing footprint.

“Our decision to close the Summerville facility reflects the harsh market conditions created by the surge in low-priced PC strand import competition following the imposition of the Section 232 tariff on hot-rolled steel wire rod, Insteel’s primary raw material. We are continuing to work with the Administration to address the unfavorable impact of the increased imports on U.S. manufacturers. We are committed to making the transition as smooth as possible for the STM employees who are impacted by the plant closure and hope to welcome many of them to Insteel facilities.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM

engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the fiscal year ended September 28, 2019.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties that may be encountered in integrating the assets acquired from STM into our existing business, consolidating our PC strand facilities and realizing the anticipated synergies in connection with the acquisition; competitive and customer responses to our expanded PC strand business; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy, including the Section 232 tariff on imported steel, affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the fiscal year ended September 28, 2019 and in other filings made by us with the SEC.

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